EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES PLANS TO DELIST ITS
SERIES B PREFERRED SHARES FROM THE NEW YORK STOCK EXCHANGE AND TO
DEREGISTER THE SERIES B PREFERRED SHARES UNDER THE SECURITIES
EXCHANGE ACT OF 1934

Chicago, IL. January 11, 2010 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its intention to delist its 9% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) from the New York Stock Exchange (the “NYSE”) and remove the Series B Preferred Shares from registration under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In the next few weeks, the Company expects to voluntarily cease trading on the NYSE. After voluntarily delisting the Series B Preferred Shares from the NYSE, the Company expects that the trading of the Series B Preferred Shares will be reported in the Pink Sheets with Pink OTC Markets Inc. The Company also expects to subsequently file a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister the Series B Preferred Shares under Sections 12(b) and 12(g) of the Exchange Act, and to suspend the reporting obligations of the Company under Section 15(d) of the Exchange Act. These actions are consistent with the Company’s previous disclosures and its obligations under the Agreement and Plan of Merger (the “Merger Agreement”) relating to the July 2005 acquisition of its common shares. Upon filing for deregistration with the SEC, the Company will become a voluntary filer of its reports under the Exchange Act through June 30, 2010 in accordance with its obligations under the Merger Agreement. The Company’s Board of Trustees has approved the delisting from the NYSE and deregistration of the Series B Preferred Shares under the Exchange Act in order to save significant costs associated with compliance with these regulatory provisions.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (“REIT”) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 8 office properties containing an aggregate of 3.3 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.3 million square feet comprising all of its wholly-owned properties. In addition, the Company is the asset and development manager for an approximately 1.1 million square foot office building located at 1407 Broadway Avenue in New York, New York. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President–Capital Markets
(312) 917-1300	(312) 917-1300